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                                                                    Exhibit 4.10



                             MATERIAL CHANGE REPORT
                                  FORM 51-102F3


ITEM 1 - NAME AND ADDRESS OF COMPANY

TELUS Corporation ("TELUS")
555 Robson Street
Vancouver, British Columbia V6B 3K9


ITEM 2 - DATE OF MATERIAL CHANGE

December 2, 2004.


ITEM 3 - NEWS RELEASE

A news release in respect of the material change, in the form attached as Schedule "A" to this report, was disseminated on December 2, 2004 through Canada NewsWire.


ITEM 4 - SUMMARY OF MATERIAL CHANGE

On December 2, 2004, TELUS announced the pricing of the Common and Non-Voting Shares of TELUS that are being sold by an indirect wholly-owned subsidiary of Verizon Communications Inc. ("Verizon Communications") by way of a secondary distribution. Pursuant to an underwriting agreement entered into today among TELUS, Verizon Communications and a syndicate of underwriters co-led by Merrill Lynch & Co., Morgan Stanley and RBC Capital Markets, the underwriters have agreed to purchase the 48.55 million Common Shares and the 24.94 million Non-Voting Shares of TELUS at a price of Cdn $31.02 (U.S. $25.97) and Cdn $29.55 (U.S. $24.74) per Common Share and Non-Voting Share, respectively.


ITEM 5 - FULL DESCRIPTION OF MATERIAL CHANGE

Please refer to a copy of the press release of TELUS attached hereto as Schedule "A".


ITEM 6 - RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

Not applicable.


ITEM 7 - OMITTED INFORMATION

Not applicable.


ITEM 8 - EXECUTIVE OFFICER

For further information, please contact Audrey T. Ho, Vice President, Legal Services and General Counsel; Tel: (604) 697-8017.


ITEM 9 - DATE OF REPORT

December 2, 2004.

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                                  APPENDIX "A"


December 2, 2004


         SHARE PRICE SET FOR VERIZON'S SALE OF 73.5 MILLION TELUS SHARES

Vancouver, Canada / New York, USA - TELUS Corporation (TSX: T, T.NV; NYSE: TU) and Verizon Communications Inc. (NYSE: VZ) are announcing the pricing of the Common and Non-Voting Shares of TELUS that are being sold by a wholly-owned subsidiary of Verizon Communications.

Pursuant to an underwriting agreement entered into today among TELUS, Verizon Communications and a syndicate of underwriters co-led by Merrill Lynch & Co., Morgan Stanley and RBC Capital Markets, the underwriters have agreed to purchase the 48.55 million Common Shares and the 24.94 million Non-Voting Shares of TELUS. The underwriters will offer the shares to the public at a price of Cdn $31.02 (U.S. $25.97) and Cdn $29.55 (U.S. $24.74) per Common Share and
Non-Voting Share, respectively. Purchasers who acquire shares from the underwriters pursuant to this offering will not be entitled to receive the quarterly dividend of Cdn $0.20 per share to be paid on January 1, 2005 to shareholders of record on December 10, 2004.

The aggregate gross proceeds to Verizon of the offering are approximately Cdn $2.24 billion (U.S. $1.88 billion). Verizon will also receive the January 1, 2005 Cdn $0.20 per share dividend in the amount of approximately Cdn $14.7 million (U.S. $12.3 million). TELUS will not receive any of the proceeds of the offering. The offering is expected to close on or about December 14, 2004.

The other managing underwriters include CIBC World Markets, Citigroup, Scotia Capital, TD Securities, HSBC Securities and J.P. Morgan Securities.

As previously announced, TELUS filed a preliminary prospectus on November 30, 2004 with the securities regulators in Canada and the United States in order to qualify the offering. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time a receipt for the final prospectus has been issued in Canada and the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

For more information on the offering or to obtain a copy of the prospectus relating to the offering, contact the underwriters below:

Merrill Lynch & Co. - call the Prospectus Department, in U.S. at (212) 449-1000 or in Canada at (416) 369-7400; in U.S., write to Merrill Lynch, Pierce, Fenner & Smith Inc., 4 World Financial Center, FL 05, New York, NY 10080; in Canada, write to Merrill Lynch Canada Inc., 181 Bay Street, Suite 400, Toronto, Ontario M4T 2A9.

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Morgan Stanley - in U.S., call (212) 761-4000, or write to Attn: Prospectus
Department, Morgan Stanley, 1585 Broadway, New York, NY 10036; in Canada, call
(416) 943-8567, or write to Morgan Stanley Canada Limited, 181 Bay Street, Suite 3700, Toronto, Ontario M5J 2T3.

RBC Capital Markets - in Canada, call (416) 842-7588; in U.S., call (612) 371-2818, or write to Syndicate Department, Dain Rauscher Plaza 60 S, 6th Street, Minneapolis, MN 55402.

This news release contains forward-looking statements. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors include the possibility that the offering may not close and other risk factors listed from time to time in TELUS' and Verizon's filings with securities regulatory authorities in Canada and/or the United States, as applicable.

                                     - 30 -


Media Contacts:

TELUS                                    Verizon
Nick Culo                                Bob Varettoni
(780) 493-7236                           (212) 395-7726
nick.culo@telus.com                      robert.a.varettoni@verizon.com

Investor Relations Contacts:

TELUS                                    Verizon
John Wheeler                             Tom Bartlett
(780) 493-7310                           (212) 395-2234
ir@telus.com                             thomas.a.bartlett@verizon.com